UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 4, 2009

Date of Report (Date of earliest event reported)

 Commission File Number: 000-28915

Sonoran Energy, Inc.

(Exact name of registrant as specified in its charter)

Washington, United States

(State or other jurisdiction of incorporated organization)

13-4093341

(I.R.S. Employer ID Number)

14180 Dallas Parkway, Ste. 400, Dallas, TX, 75224

(Address of principal executive offices) (Zip Code)

214-389-3480

(Issuers telephone number)

N/A

(Former Name, Former Address and Former Fiscal Year if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Sonoran Energy, Inc. entered into a Forbearance Agreement, effective on February 4, 2009,(the “Forbearance Agreement”) with Standard Bank, Plc and Nordkap Bank AG, in their capacity as forbearing lenders (“Forbearing Lenders”) under a Credit Agreement dated November 29, 2007.  As a result of entry into the Forbearance Agreement, and assuming that no Termination Event occurs, the Company expects to have the ability to obtain equity funds to meet its working capital requirements through February 28, 2009.  As of January 19, 2009, the amount outstanding under the Credit Agreement was approximately $12.0 million.

The Forbearing Lenders have agreed to forbear from the exercise of certain rights and remedies that they  have under the Credit Agreement and supporting documents. They have agreed to continue this forebearance until either February 28, 2009 or the occurrence of a Termination Event, which, among other things, would include:   (a) the failure by Sonoran to secure additional equity funding by January 31, 2009;  (b) the failure by Sonoran to execute a lease renewal agreement on one of its key properties before January 31, 2009); (c) a Sonoran default in the performance or observance by it of any term, covenant or agreement contained in the Forbearance Agreement; and if capable of remedy, the default is not remedied within three (3) days after effective notice of the default  (d) the occurrence of any additional Default under the Credit Agreement (e) the asserting, recording or claiming of any mechanic’s, materialman’s, repairman’s, construction or similar Lien against Sonoran’s property; or (f) the commencement by Sonoran of a voluntary bankruptcy case.

Item 3.02    Unregistered Sales of Equity Securities

On January 23, 2009, Sonoran completed a private placement of equity in the aggregate amount of $1,000,000, agreeing to issue 5,000,000 shares of Series A Preferred Stock for a price of $0.20 per share. Each share of the Series A Preferred is convertible into 20 shares of common stock.  The shares were sold under the auspices of Regulation S as sales to non-U.S. persons. Under the terms of the placement, $500,000 was used to pay past due obligations and to provide operating funds for the Forbearance period. The remaining funds are restricted and are only available for use in repairing damage to a designated well in Louisiana. Failure to complete this transaction would have resulted in the termination of the Forbearance agreement discussed in Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2009

SONORAN ENERGY, INC.

/s/ Peter Rosenthal

Peter Rosenthal

President and Chief Executive Officer